Exhibit 21

Subsidiaries of G-III

NAME OF SUBSIDIARY	JURISDICTION OF ORGANIZATION
G-III Leather Fashions, Inc.	New York
Siena Leather Ltd.	New York
J. Percy for Marvin Richards, Ltd.	New York
CK Outerwear, LLC	New York
Fabio Licensing, LLC	New York
Andrew & Suzanne Company Inc.	New York
A. Marc & Co., Inc.	New York
Ash Retail of Easthampton, Inc.	New York
Ash Retail Corp.	New Jersey
G-III Brands, Ltd.	Delaware
G-III License Company, LLC	Delaware
G-III Retail Outlets, Inc.	Delaware
Global Apparel Sourcing, Ltd.	Delaware
Indawa Holding Corp.	Delaware
AM Apparel Holdings, Inc.	Delaware
P.T. Balihides	Indonesia
G-III Hong Kong Ltd.	Hong Kong
Kostroma Ltd.	Hong Kong
Wee Beez International Limited	Hong Kong